September 28, 2007

Melvin L. Keating
18 Driftwood Drive
Livingston, New Jersey

Dear Mel:

On behalf of LCC International, Inc. (the “Company”), I am pleased to formally invite you to join our Board of Directors. We expect you will serve a vital role as one of the Company’s “outside” directors. We also expect you will serve on one or more of the Board’s Committees, following the recommendations of the Board’s Nominating & Corporate Governance Committee.

I intend to submit your candidacy to the Board for approval promptly after receiving your acceptance of this invitation to join the Board. This will be an interim appointment commencing on the date the Board approves your election and continuing until the Company’s next Annual Shareholders’ Meeting in December 2007. We expect the Board will concurrently approve your inclusion in Company’s 2007 Proxy Statement for election as a member of the Board. The Company’s Directors are elected for one-year term(s) at each Annual Shareholders’ Meeting.

Historically, the Board holds four regular meetings each year and one Annual Meeting immediately following the Annual Shareholders’ Meeting. Although the Annual Meeting has been delayed in 2007, the Annual Meeting is normally held during the third week of May, and the regular meetings are normally scheduled in the third or fourth week following the close of each fiscal quarter.

The Board also holds special meetings as needed during the year to consider matters that demand more immediate attention given the needs of the business.

In consideration of your services, we are offering you the following compensation package:

•	An annual retainer of $30,000 paid in four equal quarterly installments, in arrears, at each regular meeting of the Board.

•	An annual retainer of $2,000 for each Committee that you serve on with an additional $3,000 in the event you serve as Chair of the Committee.

Melvin L. Keating Letter
September 28, 2007

•	A fee of $1,000 for each Board and Board Committee meeting that you attend, together with reimbursement of all reasonable out-of-pocket expenses you incur in connection with your service.

You are also eligible to receive options to purchase shares of the Company’s Class “A” Common Stock under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”). Directors of the Company are eligible to receive an annual grant at each Annual Board Meeting of options to purchase 10,000 shares, and a grant upon joining the Board equal to a pro rata portion of 10,000 based on the portion of a year remaining until the next Annual Board Meeting. Assuming you accept on or before October 1, and given that the next Annual Meeting will be in mid-December, this amounts to an initial grant of 2,050 shares.

The options are granted at the fair market value of the Company’s Class “A” Common Stock on the date of grant (i.e., the date approved by the Board), which is defined as the closing price reported on NASDAQ on the date prior to the date of grant. The options normally have a three-year vesting schedule with one third vesting on each anniversary of the date of grant. The options are subject to the terms and conditions of the Plan and the form of Non-Qualified Stock Option Agreement adopted by the Board for grants under the Plan.

You will also be entitled to indemnification from the Company for certain claims that you may be subject to in connection with your service to the Company. You will be provided an indemnification agreement in the form adopted by the Board for its members. A copy of the form agreement is attached for your reference. The Company maintains standard D&O Liability coverage that provides coverage for certain risks under the terms of the policy.

You will be subject to the normal SEC and NASDAQ rules applicable to directors of public companies including restrictions on your ability to execute transactions involving Company securities and certain disclosure obligations with respect to your trading activities. The Company has adopted certain policies applicable to its officers and directors, including trading windows and pre-clearance procedures, which will assist in your compliance with these requirements.

I have also enclosed a Questionnaire for Directors and Executive Officers, which I would greatly appreciate you completing and returning to LCC’s General Counsel, Peter Deliso, at your earliest possible convenience. The D&O Questionnaire ensures that the Company has certain information regarding its directors and officers necessary for periodic SEC reporting purposes.

Melvin L. Keating Letter
September 28, 2007

Again, we are very pleased to offer you this position and look forward to a long and mutually beneficial relationship. If you wish to accept this offer, please sign this letter in the space provided below and return one fully executed copy to me. This offer is contingent upon approval by the Board of Directors, your submission of the attached Questionnaire, as well as satisfactory completion of the Board’s due diligence with respect to your background, your qualification as an “independent” director, and the information provided in your Questionnaire.

If you have any questions, please feel free to call me.

Best regards,

/s/ Susan Ness

Susan Ness
Chair, Nominating & Corporate Governance Committee
LCC International, Inc.

Board of Directors

ACCEPTED AND AGREED
As of the 29th day of September 2007

/s/ Melvin L. Keating
Melvin L. Keating